Exhibit 10(cc)

MINUTES OF THE MEETING OF FEBRUARY 23, 2004

OF THE BOARD OF DIRECTORS OF

SEA PINES ASSOCIATES, INC.

Authorization of Director Shares

Mr. Harberger said the original 50,000 share allotment for the Director Stock Plan is almost used up. Mr. McGarty made a motion to authorize 50,000 shares for annual grants for directors to be used over the next several years. Ms. Speer seconded the motion, and it carried unanimously.